As filed with the Securities and Exchange Commission on November 20, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ORBITAL SCIENCES CORPORATION

(Exact name of registrant as specified in its governing instrument)

Delaware	06-1209561
(State of Organization)	(I.R.S. Employer Identification Number)

21839 Atlantic Boulevard Dulles, Virginia 20166 (703) 406-5000 (Address, including zip code, and telephone number, including area code, of principal executive offices)
Garrett E. Pierce
Vice Chairman and Chief Financial Officer
21839 Atlantic Boulevard
Dulles, Virginia 20166
(703) 406-5000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Eve N. Howard, Esq.
James E. Showen, Esq.
Kevin L. Vold, Esq.
HOGAN & HARTSON L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Class of Securities Being	Amount to be	Aggregate Price per	Aggregate Offering	Amount of
Registered	Registered	Common Share	Price	Registration Fee

Common Stock, par value $.01 per share(1)	100,000(2)	$3.73(3)	$373,000	$35

Warrants to purchase Common Stock(4)	135,000	$3.86(5)	$64,095,300	$5,897

Common Stock, par value $.01 per share(1)(5)	16,605,000(5)	$—(5)	$—(5)	$—(5)

(1)	Common stock includes associated rights to purchase shares of the registrant’s Series B Junior Participating Preferred Stock. Until the occurrence of certain prescribed events, none of which have occurred, the rights are not exercisable, are evidenced by the certificates representing the common stock, and will be transferred along with and only with the common stock.
(2)	Represents shares underlying warrants issued in January 2000 to the banks that were party to the registrant’s then primary credit facility. Each such warrant is exercisable for one share of our common stock at an exercise price of $0.01 per share, for a period of five years from the date of their issuance. As of October 31, 2002, 24,500 of these warrants had been exercised. This registration statement shall be deemed to register such additional shares which may be issued pursuant to the anti-dilution provisions of such warrants pursuant to Rule 416 under the Securities Act of 1933.
(3)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee, based on the average of the high and low prices of the registrant’s common stock on the New York Stock Exchange on November 13, 2002.
(4)	Represents warrants which were issued in a private placement in August 2002.
(5)	Estimated in accordance with Rules 457(g) and 457(i) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee, based on the maximum amount which may be received by the registrant upon exercise of the warrants registered hereby. Each warrant is exercisable for 122.23 shares of our common stock at an exercise price of $3.86 per share. The warrants will become exercisable at such time as this registration statement is declared effective, and will expire on August 15, 2006. This registration statement shall be deemed to register such additional shares which may be issued pursuant to the anti-dilution provisions of such warrants pursuant to Rule 416 under the Securities Act of 1933.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders named in this prospectus may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is neither an offer to sell nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is unlawful.

Subject to Completion, dated November 20, 2002

Prospectus

135,000 Warrants to Purchase Common Stock

16,705,000 Shares of Common Stock

Orbital Sciences Corporation

           On August 22, 2002, we completed a private placement of 135,000 units, each consisting of $1,000 principal amount of our 12% second priority secured notes due 2006 and one warrant. Jefferies & Company, Inc. and its affiliate, Jefferies/ Quarterdeck, LLC, placed the units to qualified institutional buyers and select institutional accredited investors pursuant to Rule 144A under the Securities Act of 1933. In connection with the closing of the placement of the units, we entered into a warrant agreement with U.S. Bank, N.A., as warrant agent, and a registration rights agreement with Jefferies. Under the registration rights agreement, we agreed to register under the Securities Act the resale of the warrants and shares of common stock that may be acquired upon exercise of the warrants. In addition, to the extent a warrant is transferred pursuant to this prospectus, we are registering the issuance to the transferee of the shares of common stock that may be acquired by the transferee upon exercise.

      Each warrant will entitle the holder to purchase up to 122.23 shares of our common stock at an exercise price of $3.86 per share until the expiration of the warrants on August 15, 2006. The exercise price and number of shares of our common stock issuable upon exercise may be adjusted if events specified in the warrant agreement occur. Instead of issuing fractional shares upon exercise of the warrants, we may, at our option, round up and issue another whole share. Accordingly, we may issue up to 16,605,000 shares of our common stock upon exercise of these warrants.

      We are also registering under the Securities Act the resale of up to 100,000 shares of common stock that may be acquired upon exercise of warrants we issued in January 2000 to the banks that were lenders under our previous primary credit facility. The exercise price for these warrants is $0.01 per share, and they expire in January 2005. Through October 31, 2002, these warrants had been exercised for an aggregate of 24,500 shares of our common stock.

      Our common stock is listed on the New York Stock Exchange under the symbol “ORB.” On November 19, 2002, the last reported sale price of our common stock was $4.02.

       An investment in our securities involves risks. Please read the section entitled “Business — Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2001, as filed with the Securities and Exchange Commission on November 20, 2002.

       Neither the Securities and Exchange Commission nor any state securities commission has approved of these securities, or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

The date of this prospectus is                           , 2002.

THE COMPANY
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF WARRANTS REGISTERED HEREBY
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
LEGAL MATTERS
EXPERTS
INDEPENDENT ACCOUNTANTS
INCORPORATION OF DOCUMENTS BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION NOT REQUIRED IN PROSPECTUS
Exhibit 5.1
Exhibit 8.1
Exhibit 23.1.1

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate as of the date of this prospectus. In this prospectus, “Orbital,” “Company,” “we,” “us,” and “our‘ refer to Orbital Sciences Corporation and our consolidated subsidiaries. All references in this prospectus to our common stock include the associated rights to purchase, under certain circumstances, shares of our Series B Junior Participating Preferred Stock, par value $.01 per share.

THE COMPANY

      We design, develop, manufacture and operate small space systems for U.S. government agencies and for global commercial and scientific customers. Our core competencies include technical expertise in the design, development and production of highly reliable and economical small space systems, including suborbital rocket boosters and space launch vehicles, geosynchronous Earth orbit (“GEO”) and low-Earth orbit (“LEO”) satellites, and other space-related systems. Over the last 20 years, we have performed 156 space and suborbital rocket launches, and built and delivered 86 satellites. We have also supplied other space systems and related mission support services to various agencies of the U.S. government on 24 space missions.

      As a result of our expertise in designing, developing, manufacturing and operating a broad range of small space systems, we believe we are well positioned to capitalize on the growing demand for such systems for use in missile defense, military and intelligence operations, and commercial communications programs, and to take advantage of continuing government-sponsored initiatives for space-based scientific research and planetary exploration initiatives. For example, in 2002, we finalized a contract with The Boeing Company valued at approximately $959 million ($300 million firm, including award fees and $30 million awarded in 2001, and $659 million in options, including award fees, $532 million of priced orders and our estimate of an additional $127 million of non-priced option work) to develop, test and produce ground-based booster vehicles for the U.S. Missile Defense Agency. In the past twelve months we received firm orders for four new small GEO communications satellites and seven new small LEO scientific satellites. In addition, in December 2001 we were selected by the National Aeronautics and Space Administration (“NASA”) to develop and build our first planetary exploration spacecraft.

      We provide our products and services through three business segments:

•	Launch Vehicles and Advanced Programs. We design, manufacture and operate ground- and air-launched rockets that deliver satellites into orbit, and suborbital launch vehicles and missile defense boosters that are used as target and interceptor vehicles for U.S. missile defense programs.

•	Satellites and Related Space Systems. We design and manufacture satellites and related space systems, including GEO, LEO and planetary spacecraft for communications, remote sensing and scientific missions, as well as provide sophisticated space-related technical engineering services and products.

•	Electronic Systems. We design, produce and support transportation management systems for public transit agencies and private vehicle fleet operators. This product line is not considered to be core to our business and we are exploring its potential sale.

Recent Developments

      On August 22, 2002, we raised net proceeds of approximately $122.4 million in connection with the closing of the private placement of the units to Jefferies & Company, Inc. and its affiliate, Jefferies/ Quarterdeck, LLC. We used $25 million of such proceeds to prepay a $25 million term loan and used the remainder, together with available cash, to repay our 5% convertible subordinated notes due 2002.

      Our executive offices are located at 21839 Atlantic Boulevard, Dulles, Virginia 20166, and our telephone number is (703) 406-5000. We maintain an Internet site on the World Wide Web at www.orbital.com. Information at our web site is not, and should not be deemed to be, part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      The Private Securities Litigation Reform Act of 1995 provides a safe harbor, in certain circumstances, for certain forward-looking statements made by us or on our behalf. All statements other than those of historical facts included or incorporated by reference in this prospectus, including those related to our financial outlook, liquidity, goals, business strategy, projected plans and objectives of management for future operating results, are forward-looking statements. These “forward-looking statements” involve unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements are and will be based on management’s then-current views and assumptions regarding future events and operating performance.

      The following are some of the factors that could cause actual results to differ materially from information contained in our forward-looking statements:

•	our ability to satisfy future capital and operating requirements;

•	whether the U.S. government terminates or suspends our contracts;

•	whether we are able to realize our backlog of orders, including backlog we consider firm backlog;

•	whether there is continued U.S. government support and funding for key space and defense programs;

•	whether our innovative products experience failures or malfunctions;

•	our ability to timely fund and implement innovative and novel technologies involving complex systems in a cost-effective manner in the face of rapidly changing technology;

•	the establishment and expansion of commercial markets and customer acceptance of our products;

•	the effects that competition may have on our ability to win new contracts;

•	the potential effect on our business if foreign countries were to increase the subsidization of our foreign competitors or impose other protectionist measures; and

•	the other risks and uncertainties as are described below and as may be detailed from time to time in our public filings with the Securities and Exchange Commission.

      Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, there is a risk that these expectations will not be attained and that any deviations will be material. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained in this prospectus to reflect any changes in its expectations or any change in events, conditions or circumstances on which any statement is based.

USE OF PROCEEDS

      We will not receive any proceeds from the offer and resale of any securities by the selling securityholders. We will receive proceeds from the issuance of shares of our common stock upon the exercise of the warrants to the extent the warrants are exercised for cash. Holders of warrants issued in our August 22, 2002 offering have the option, in lieu of exercising their warrants for cash, (a) to receive common stock with an aggregate market value equal to the difference between the then-current market price per share of our common stock and the exercise price multiplied by the number of such shares, and (b) to tender to U.S. Bank for cancellation our 12% second priority secured notes (in multiples of $1,000 only) with an aggregate principal amount, plus accrued and unpaid interest and liquidated damages, if any, equal to the aggregate exercise price of the warrants being exercised. Assuming all of the outstanding warrants are exercised for cash, we could receive aggregate gross proceeds of approximately $63.7 million. We intend to use any proceeds from the exercise of warrants for working capital and other general corporate purposes.

SELLING SECURITYHOLDERS

Warrants Issued in August 2002 and Underlying Common Stock

      The warrants we issued in August 2002 and that are being registered for resale under this prospectus were originally issued and sold to Jefferies in a transaction exempt from the registration requirements of the Securities Act. Jefferies has, in turn, resold all or substantially all of the warrants in exempt transactions to persons reasonably believed by Jefferies to be qualified institutional buyers or institutional accredited investors. Selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the warrants and common stock they may acquire upon exercise of the warrants.

      The following table sets forth the name of each selling securityholder, any material relationship of such securityholder with us, and the following information as of November 19, 2002:

•	the number of warrants owned by each selling securityholder;

•	the maximum number of warrants which may be offered for the account of such selling securityholder under this prospectus;

•	the amount of common stock owned by each selling securityholder; and

•	the maximum amount of common stock which may be offered for the account of such selling securityholder under this prospectus.

      This information with respect to each selling securityholder is based upon information provided by or on behalf of such selling securityholder. The selling securityholders may offer all, some or none of the warrants or common stock issuable upon exercise of the warrants. Because the selling securityholders may offer all or some portion of the warrants or the common stock, we cannot estimate the amount of warrants or common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their warrants since the date on which they provided the information regarding their warrants in transactions exempt from the registration requirements of the Securities Act.

	Warrants		Common Stock
	Beneficially	Warrants	Beneficially	Common Stock	Percentage of
	Owned Prior to	Offered	Owned Prior to	Offered	Outstanding
Name of Selling Securityholder	the Offering	Hereby	the Offering(1)	Hereby(2)	Common Stock(5)

Coastal Convertibles Ltd.	1,000	1,000	0	122,230	*

Post Balanced Fund, L.P.	500	500	0	61,115	*

Post High Yield, L.P.	750	750	0	91,673	*

D.B. Distressed Opportunities Fund, L.P.	1,000	1,000	0	122,230	*

MW Post Opportunity Offshore Fund, L.P.	2,000	2,000	0	244,460	*

Post Total Return Fund, L.P.	500	500	0	61,115	*

Sphinx Distressed Fund	250	250	0	30,558	*

Post Opportunity Fund, LP	2,000	2,000	0	244,460	*

JMG Convertible Investments, L.P.	2,000	2,000	0	244,460	*

JMG Triton Offshore Fund, Ltd.	2,000	2,000	0	244,460	*

TCW Group, Inc.	9,000	9,000	0	1,100,070	2.36%

Teledata Communication, Inc.	20	20	0	2,445	*

Tan Equity Partners I	50	50	0	6,112	*

L.C. Cullen Trust f.b.o. Mary Hugh Scott	60	60	0	7,334	*

	Warrants		Common Stock
	Beneficially	Warrants	Beneficially	Common Stock	Percentage of
	Owned Prior to	Offered	Owned Prior to	Offered	Outstanding
Name of Selling Securityholder	the Offering	Hereby	the Offering(1)	Hereby(2)	Common Stock(5)

Mary Hugh Scott	60	60	0	7,334	*

The Peterbaugh Foundation	150	150	0	18,335	*

Janine Nagrodsky	20	20	0	2,445	*

Carl B. and Florence E. King Foundation	120	120	0	14,668	*

Hytrol Conveyance Co., Pension Plan	100	100	0	12,223	*

Ray C. Fish Foundation	50	50	0	6,112	*

Charles W. Edwards, Jr. IRA	80	80	0	9,779	*

Eva B. Buck Charitable Remainder Trust “B”	150	150	0	18,335	*

Arkansas Knee Clinic P.A. Profit Sharing Plan	100	100	0	12,223	*

Hill Family Partnership	40	40	0	4,890	*

TQA Master Fund, Ltd.	980	980	0	119,786	*

TQA Master Plus Fund, Ltd	560	560	0	68,449	*

TQA Special Opportunities Master Fund, Ltd.	460	460	0	56,226	*

ZCM Asset Holding Company, LLC	370	370	0	45,226	*

Hourglass Master Fund, Ltd.	2,360	2,360	0	288,463	*

Whitebox Hedged High Yield Partners, LP	1,000	1,000	0	122,230	*

Clinton Multistrategy Master Fund, Ltd.	24,000	24,000	0	2,933,520	6.07%

Clinton Riverside Convertible Portfolio Limited	10,000	10,000	0	1,222,300	2.62%

Clinton Global Investment Master Fund, Ltd.	4,000	4,000	0	488,920	1.06%

Clinton Convertible Managed Trading Account 1 Limited	2,000	2,000	0	244,460	*

Canadian Growth Company Fund	4,400	4,400	0	537,812	1.17%

Fidelity True North Fund	4,400	4,400	0	537,812	1.17%

Any other holder of warrants or future transferree of such holder(3)(4)	67,270	67,270	N/A	7,250,730	13.76%

*	Indicates less than 1% ownership.

(1)	Comprises the shares of common stock owned by each selling securityholder prior to the offering, including the shares of common stock which are issuable upon exercise of the warrants at an exercise price of $3.86 per share, excluding fractional shares. Fractional shares will not be issued upon exercise of the warrants; rather, cash will be paid in lieu of fractional shares, if any, or, at our option, we may round up to the nearest full share. The exercise price and the number of shares of common stock issuable upon exercise of the warrants are subject to adjustment under specified circumstances, which are described in more detail under “Description of the Warrants — Adjustments.” Accordingly, the number of shares of common stock issuable upon exercise of the warrants may increase or decrease from time to time.

(2)	Assumes issuance of common stock in the maximum amount issuable upon exercise of the warrants at an exercise price of $3.86 per share, and rounding up in cases of any fractional shares, and the offering of those shares by the selling securityholder pursuant to this prospectus. The exercise price and the number of shares of common stock issuable upon exercise of the warrants are subject to adjustment under specified circumstances which are described in more detail under “Description of Warrants — Adjustments.” Accordingly, the number of shares of common stock issuable upon exercise of the warrants may increase or decrease from time to time. Fractional shares will not be issued upon exercise of the warrants; rather, cash will be paid in lieu of fractional shares, if any, or, at our option, we may round up to the nearest full share. The selling securityholders may offer and sell pursuant to this prospectus, their warrants, the shares of common stock issued upon exercise of the warrants, or both.

(3)	Information concerning other selling securityholders of warrants or shares of common stock will be set forth in prospectus supplements from time to time, as required. No holder may offer warrants or shares of common stock pursuant to this prospectus until such holder is included as a selling securityholder in a supplement to this prospectus in accordance with the registration rights agreement.

(4)	Assumes that any other holders of warrants or shares of common stock or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the warrants are convertible at the conversion price of $3.86 per share.

(5)	Based on 45,425,815 shares of outstanding common stock as of October 29, 2002.

Common Stock Underlying Penny Warrants

	Common Stock
	Beneficially	Common Stock	Percentage of
	Owned Prior to	Offered	Outstanding
Name of Selling Securityholder	the Offering(1)	Hereby(2)	Common Stock(5)

Wachovia Securities	21,500	21,500	*

Scotiabanc Inc.	14,500	14,500	*

J.P. Morgan Chase Bank	14,500	14,500	*

Bank of Tokyo	7,500	7,500	*

Key Bank National Association	10,000	10,000	*

Deutsche Bank AG	12,500	12,500	*

Chevy Chase Bank, F.S.B.	5,000	5,000	*

Any other holder of penny warrants or future transferree of such holder(3)(4)	14,500	14,500	*

*	Indicates less than 1% ownership.

(1)	Comprises the shares of common stock owned by each selling securityholder prior to the offering, including the shares of common stock which are issuable upon exercise of the penny warrants at an exercise price of $.01 per share, excluding fractional shares. Fractional shares will not be issued upon exercise of the penny warrants; rather, Orbital will pay cash to the holder of penny warrants in lieu of fractional shares, if any. The number of shares of common stock issuable upon exercise of the penny warrants are subject to adjustment under specified circumstances. Accordingly, the number of shares of common stock issuable upon exercise of the penny warrants may increase or decrease from time to time.

(2)	Assumes issuance of common stock in the maximum amount issuable upon exercise of the penny warrants. The selling securityholders may offer and sell pursuant to this prospectus the shares of common stock issued upon exercise of the penny warrants.

(3)	Information concerning other selling securityholders of shares of common stock will be set forth in prospectus supplements from time to time, as required. No holder may offer shares of common stock pursuant to this prospectus until such holder is included as a selling securityholder in a supplement to this prospectus in accordance with the registration rights agreement.

(4)	Assumes that any other holders of shares of common stock or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the penny warrants are convertible at the conversion price of $.01 per share.

(5)	Based on 45,425,815 shares of outstanding common stock as of October 29, 2002.

      Other than as noted above, none of the selling securityholders has had any material relationship with us or our affiliates within the past three years. The warrants were initially issued by us in a private transaction on August 22, 2002. All of the warrants were “restricted securities” under the Securities Act prior to this registration.

      We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective as described below under “Description of Warrants Registered Hereby — Registration Rights; Liquidated Damages.”

      Information concerning the selling securityholders may change from time to time and any such changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the per share exercise price, and therefore the number of shares common stock issuable upon exercise of the warrants, is subject to adjustment under certain circumstances. Accordingly, the number of warrants and the number of shares of common stock issuable upon exercise of the warrants may increase or decrease. We will pay the expenses of registering the warrants and common stock being offered by this prospectus.

PLAN OF DISTRIBUTION

      The selling securityholders and their successors, which term includes their transferees, pledgees or donees or their successors, may sell the warrants and the common stock issuable upon exercise of the warrants directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

      The warrants and the common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the warrants or the common stock may be listed or quoted at the time of sale,

•	in the over-the counter market,

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market,

•	through the writing of options, whether such options are listed on an options exchange or otherwise, or

•	through the settlement of short sales.

In connection with the sale of the warrants and the common stock issuable upon exercise of the warrants or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the warrants or the common stock issuable upon exercise of the warrants and deliver these securities to close out such short positions, or loan or pledge the warrants or the common stock issuable upon exercise of the warrants to broker-dealers that in turn may sell these securities.

      At the time a particular offering of the warrants or the common stock issuable upon exercise of the warrants is made, a supplement to this prospectus, if required, will be distributed which will set forth the aggregate amount of warrants or common stock being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Each broker-dealer that receives the warrants or common stock for its own account pursuant to this prospectus must acknowledge that it will deliver the prospectus and any prospectus supplement in connection with any sale of such warrants or common stock.

      The aggregate proceeds to the selling securityholders from the sale of the warrants or the common stock issuable upon exercise of the warrants offered by them hereby will be the purchase price of such warrants or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of warrants or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

      Our outstanding common stock is listed for trading on the New York Stock Exchange. We do not intend to list the warrants for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the warrants.

      In order to comply with the securities laws of certain jurisdictions, if applicable, the warrants and the common stock issuable upon exercise of the warrants may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the warrants and common stock issuable upon exercise of the warrants may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the warrants and common stock issuable upon exercise of the warrants may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

      In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling securityholder may not sell any warrants or common stock described herein and may not transfer, devise or gift such securities by other means not described in this prospectus.

      To the extent required, the specific warrants or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

      We entered into a registration rights agreement for the benefit of securityholders of the warrants to register their warrants and common stock under applicable federal and state securities laws under particular circumstances and at specified times. The registration rights agreement provides for cross-indemnification of the selling securityholders and Orbital and their respective directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the warrants and the common stock, including liabilities under the Securities Act. We will pay all of our expenses and substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the warrants and the common stock, provided that each selling securityholder will be responsible for payment of commissions, concessions and discounts of underwriters, broker-dealers or agents.

DESCRIPTION OF WARRANTS REGISTERED HEREBY

      We issued the Warrants pursuant to a Warrant Agreement (the “Warrant Agreement”), dated August 22, 2002, between us and U.S. Bank, N.A., as warrant agent (the “Warrant Agent”). The following description is a summary of the material provisions of the Warrants and the Warrant Agreement and does not purport to be a complete description of the Warrants or the Warrant Agreement. We urge you to read the Warrant Agreement because it defines your rights as a holder of the Warrants. A copy of the Warrant Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

      Each Warrant, when exercised, will entitle the holder to purchase 122.23 shares of our common stock (subject to certain anti-dilution adjustments) (together with associated rights under our stockholder rights agreement, the “Warrant Shares”) at an exercise price equal to $3.86 per share (also subject to certain anti-dilution adjustments) (the “Exercise Price”). The Warrants will expire on August 15, 2006 (the “Warrant Expiration Date”). The holders of the Warrants (the “Warrantholders”) will be entitled to exercise all or a portion of their Warrants at any time prior to the Warrant Expiration Date and following the date on which the registration statement covering the issuance of the Warrant Shares, of which this prospectus forms a part, is first declared effective, if either (i) such registration statement is then in effect or (ii) the issuance of the Warrant Shares upon exercise of such Warrants is exempt from the registration requirements of the Securities Act and such securities are qualified for sale or exempt from qualification under securities laws of the states in which the various Warrantholders or other persons to whom it is proposed that the Warrant Shares be issued upon exercise of the Warrants reside. Upon surrender of the warrant certificate and payment of the Exercise Price, we will deliver or cause to be delivered, to or upon the written order of the holder, stock certificates representing the number of whole Warrant Shares to which the holder is entitled. If a holder exercises a Warrant for less than all of the Warrant Shares evidenced by a warrant certificate, a new Warrant will be issued for the remaining number of Warrant Shares.

      The Warrants may be exercised by surrendering the warrant certificates evidencing the Warrants to be exercised with the accompanying form of election to purchase that is properly completed and executed, together with the payment of the Exercise Price. Payment of the Exercise Price may be made by tendering the Exercise Price in cash in United States dollars by wire transfer or by certified or official bank check payable to us. Warrantholders will have the option, in lieu of exercising their Warrants for cash, (a) to receive common stock with an aggregate market value equal to the difference between the then-current market price per share of our common stock and the Exercise Price multiplied by the number of such shares, and (b) to tender to U.S. Bank for cancellation our 12% second priority secured notes (in multiples of $1,000 only) with an aggregate principal amount, plus accrued and unpaid interest and liquidated damages, if any, equal to the aggregate exercise price of the warrants being exercised.

      No fractional Warrant Shares will be issued upon exercise of the Warrants. We will either pay to the holder of the Warrant at the time of exercise an amount in cash equal to the current market value of any such fractional Warrant Share less a corresponding fraction of the Exercise Price, in the case of a cashless exercise, or round up to the nearest whole Warrant Share, at our option. We may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with any registration of transfer or exchange of Warrant certificates or Warrant Shares issued on exercise thereof.

      The Warrantholders will have no right to vote on or receive notice of matters submitted to our stockholders and will have no right to receive dividends or any other rights as a stockholder. The Warrantholders will not be entitled to share in our assets in the event of our liquidation, dissolution or winding up. In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by us with approval of the bankruptcy court, and the Warrantholders may, even if sufficient funds are available, receive nothing or a lesser amount as a result of any such bankruptcy case than they would have been entitled to if they had exercised their Warrants prior to the commencement of any such case.

Merger or Liquidation

      In the event of any merger, consolidation or other combination of us with another entity, provision must be made for Warrantholders to receive, upon the exercise of the Warrants and in lieu of shares of our common stock, such cash, securities or assets as would be issued or paid with respect to shares of our common stock upon such merger, consolidation or other combination. In the event of our voluntary or involuntary liquidation, dissolution or winding up, upon the exercise of such Warrants, each Warrantholder shall be entitled to share, with respect to the shares of our common stock issued upon exercise of such Warrantholder’s Warrants, equally and ratably in any cash or non-cash distributions payable to holders of our common stock. Warrantholders will not be entitled to receive payment of any such liquidating distribution until payment of the Exercise Price is made, and the Warrant is surrendered, to the Warrant Agent in accordance with the terms and provisions of the Warrant Agreement.

Adjustments

      The number of Warrant Shares purchasable upon exercise of Warrants and the Exercise Price will be subject to adjustment in several circumstances occurring after the Issue Date including the following:

•	the payment by us of dividends and other distributions on our common stock in shares of our common stock or other equity interests in us;

•	subdivision, combinations and reclassifications of our common stock;

•	the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for our common stock or securities convertible into, or exchangeable or exercisable for, our common stock at a price which is less than the then fair market value per share of our common stock;

•	certain distributions to all holders of any class of our common stock of any of our assets or debt securities or any rights or warrants to purchase any such securities, excluding those rights and warrants referred to in the preceding bullet point;

•	other events that could have the effect of depriving Warrantholders of the benefit of all or a portion of the purchase rights evidenced by the Warrants.

      No adjustment need be made for any of the foregoing transactions if Warrantholders participate in the transaction on a basis that our Board of Directors has determined to be fair and appropriate in light of the basis on which holders of our common stock participate in the transaction.

      No adjustment in the Exercise Price will be required unless the adjustment would result in an increase or decrease of at least 1% in the Exercise Price; provided, however, that any adjustment that is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment. In addition, we may at any time reduce the Exercise Price (but not to an amount that is less than the par value of our common stock) for any period of time (but not less than 20 Business Days) as deemed appropriate by our Board of Directors.

      In the event of a taxable distribution to holders of our common stock that results in an adjustment to the number of Warrant Shares or other consideration for which a Warrant may be exercised, the Warrantholders may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend.

Reservation of Shares

      We have authorized and reserved for issuance and will at all times reserve and keep available such number of shares of our common stock as will be issuable upon the exercise of all outstanding Warrants.

Amendment

      From time to time, we and the Warrant Agent, without the consent of the Warrantholders, may amend or supplement the Warrant Agreement for certain purposes, including curing ambiguities, defects or inconsistencies, making a change that does not adversely affect your rights, or adding to our covenants and agreements or surrendering any of our rights or powers under the Agreement. Any other amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the Warrantholders will require the written consent of the holders of a majority of the then outstanding Warrants. The consent of each Warrantholder affected shall be required for any amendment pursuant to which the exercise price would be increased or the number of shares of our common stock purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

Reports

      As soon as available after filing with the SEC, we will deliver to the Warrant Agent, and make available to the Warrantholders upon written request to us, copies of our annual and quarterly reports and of the information, documents and reports which we or any of our subsidiaries are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. At any time that we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will make available to any holder of the Warrants and the shares of our common stock issuable upon exercise of the Warrants in connection with any sale thereof and any prospective purchase of such Warrants and the shares of our common stock issuable upon exercise of the Warrants, the information required by Rule 144A(d)(4) under the Securities Act.

Registration Rights; Liquidated Damages

      We entered into a registration rights agreement relating to the Warrants and the Warrant Shares (the “Warrant Registration Rights Agreement”) on or prior to the Issue Date. In the Warrant Registration Rights Agreement, we agreed to: (i) file a registration statement (the “Warrant Shelf Registration Statement”) with the SEC, not later than 90 days after the Issue Date, covering resales of the Warrants and the issuance of the Warrant Shares; (ii) use our best efforts to cause the Warrant Shelf Registration Statement to be declared effective within 180 days from the closing date; and (iii) use our best efforts to keep the Warrant Shelf Registration Statement effective following the closing date until the earliest of (a) four years, (b) when all Transfer Restricted Securities (as defined below) have been sold pursuant to the Warrant Shelf Registration Statement, and (c) when all Transfer Restricted Securities are eligible to be sold to the public pursuant to Rule 144(k) (or any successor provision) under the Securities Act.

      For the purposes of the Registration Rights Agreement, “Transfer Restricted Securities” means (i) Warrants and (ii) Warrant Shares that may not be sold without restriction under federal or state securities laws.

      The Warrant Registration Rights Agreement provides that (i) if we fail to file the Warrant Shelf Registration Statement with the SEC on or prior to the 90th day after the Issue Date, (ii) if the Warrant Shelf Registration Statement is not declared effective by the SEC on or prior to the 180th day after the Issue Date, or (iii) if the Warrant Shelf Registration Statement is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities, for the time of non-effectiveness or non-usability (each, a “Warrant Registration Default”), we agree to pay to each holder of Transfer Restricted Securities affected thereby liquidated damages (“Warrant Liquidated Damages”) in an amount equal to $0.05 per week per Warrant held by such holder for each week or portion thereof that the Warrant Registration Default continues for the first 90-day period immediately following the occurrence of such Warrant Registration Default. The amount of the Warrant Liquidated Damages shall increase by an additional $0.05 per week per Warrant with respect to each subsequent 90-day period until all Warrant Registration Defaults have been cured, up to a maximum amount of $0.50 per week per Warrant. We shall not be required to pay Warrant Liquidated Damages for more than one Warrant Registration Default at any given time. Following the cure of all Warrant Registration Defaults, the accrual of Warrant Liquidated Damages will cease.

      We will be permitted to suspend the use of the prospectus which is a part of the registration statement for a period not to exceed 90 consecutive days or an aggregate of 120 days in any twelve-month period under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events.

      All accrued Warrant Liquidated Damages shall be paid by us to holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The following discussion is a summary of certain U.S. federal income tax consequences of the ownership, exercise, or other disposition of warrants, and the ownership and disposition of common stock acquired pursuant to exercise of the warrants. This summary is limited to the U.S. federal income tax consequences relevant to a “U.S. Holder” (as defined below) that acquired warrants pursuant to the initial offering of the notes and warrants at the initial offering price, and that holds the warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements of the Internal Revenue Service (the “IRS”), judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect.

      This summary is intended for general information only and does not describe all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances, or to holders subject to special U.S. federal income tax rules, such as:

•	financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding warrants or common stock as part of a straddle, hedge, conversion or other integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	former citizens or residents of the United States;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•	persons subject to the alternative minimum tax.

      Moreover, this summary does not address any aspect of U.S. federal tax law other than income taxation and does not describe any state, local or non-U.S. tax laws that may be applicable to holders.

      Persons considering the purchase of warrants are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

      As used herein, the term “U.S. Holder” means a beneficial owner of a warrant or common stock that, for U.S. federal income tax purposes, is:

•	a citizen or resident alien individual of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of that trust; or

•	a trust that was in existence on August 20, 1996, that was treated as a U.S. person under U.S. federal income tax law immediately prior to such date and that made a valid election to be treated as a U.S. person under the Code.

      The U.S. federal income tax treatment of a partner in a partnership holding warrants or common stock generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment by the partnership in the warrants or common stock.

Allocation of Purchase Price Between Notes and Warrants

      For U.S. federal income tax purposes, the purchase of a unit consisting of a note and a warrant will be treated as the purchase of an “investment unit.” The issue price of a unit will be the first price at which a substantial amount of units is sold, excluding sales to brokers, dealers or similar persons acting as underwriters, placement agents or wholesalers. The issue price of a unit must be allocated between the note and the warrant based on the relative fair market values of each such component of the unit on the issue date. For this purpose, for each unit we intend to allocate $819 to the note and $181 to the warrant. Under applicable Treasury Regulations, each U.S. Holder will be bound by our allocation unless such holder discloses on a statement attached to its tax return for the taxable year that includes the acquisition date of such unit that its allocation differs from ours. We cannot assure you that the IRS will accept our allocation. If our allocation were successfully challenged by the IRS, gain or loss on the sale or disposition of a warrant would be different from that resulting under our allocation.

Exercise of Warrants

      Upon the exercise of a warrant, a U.S. Holder will not recognize gain or loss, except to the extent of cash, if any, received in lieu of the issuance of a fractional share of common stock, and will have an adjusted tax basis in the common stock acquired pursuant to such exercise equal to the portion of the issue price of the unit properly allocable to the warrant, as described above, plus the exercise price of the warrant less any basis allocable to a fractional share of common stock. The holding period for such common stock so acquired will generally commence on the date after the date of exercise of the warrant. If any cash is received in lieu of a fractional share of common stock, the U.S. Holder will recognize gain or loss in an amount and of the same character that such U.S. Holder would have recognized if such U.S. Holder had received such fractional shares and then immediately sold it for cash.

      The tax consequences of a cashless exercise of a warrant are not clear. Such an exercise may be tax-free, either because the exercise is not a gain realization event or because it qualifies as a tax-free recapitalization. In the former case, a U.S. Holder’s tax basis in the common stock received would equal the tax basis in the surrendered warrants and the holding period of such common stock would commence on the day after the warrant is exercised. In the latter case, the U.S. Holder’s tax basis in the common stock received would equal the tax basis in the surrendered warrants, and the holding period of such common stock would include the holding period of the surrendered warrants. It is also possible that the cashless exercise of a warrant could be treated as a taxable exchange in which the U.S. Holder will recognize gain or loss equal to the excess of the fair market value of the warrants deemed surrendered to pay the exercise price over the U.S. Holder’s tax basis in such warrants.

      The exercise of warrants by tendering notes may be treated as a taxable disposition of the notes. Under such treatment, a U.S. Holder will have a tax basis in the common stock received equal to the sum of its tax basis in the surrendered warrant and the amount of the exercise price, and the holding period in the common stock will commence on the day after the warrant is exercised. Alternatively, the exercise of warrants by tendering notes may be treated as a tax-free recapitalization if the notes qualify as securities for federal income tax purposes. The determination of whether a particular debt constitutes a security depends upon an overall evaluation of the nature of the debt. Under applicable administrative pronouncements and judicial decisions, one of the most significant factors considered in determining whether a particular debt instrument is a security is its original term. In general, debt instruments with a weighted average maturity of less then five years are usually not considered securities. The maturity of a debt instrument alone, however, is not necessarily determinative, and other factors, such as the degree of participation in the company and continuing interest associated with the debt instrument and the purpose of the advance, may be relevant. U.S. Holders are urged to consult their own tax advisors regarding the possible tax-free treatment of the exercise of warrants by tendering notes, including whether the notes qualify as securities for federal income tax purposes. If it is treated as a tax-free recapitalization, the U.S. Holder’s tax basis in the common stock received would equal the aggregate tax basis of the surrendered notes and warrants, and the holding period of such common stock would include the holding period of the surrendered notes and warrants.

      If a warrant expires unexercised, a U.S. Holder will recognize a capital loss equal to such U.S. Holder’s tax basis in the warrant. The deductibility of capital losses is subject to limitations.

Adjustments to Warrants

      The terms of the warrants allow for changes in the number of shares of common stock receivable upon exercise of the warrant in certain circumstances. See “Description of Warrants Registered Hereby — Adjustments.” Such changes could be treated as a taxable dividend to you if the changes have the effect of increasing your proportionate interest in our earnings and profits. This could occur, for example, if the number of shares receivable upon exercise is adjusted to compensate holders of warrants for distributions of property to our stockholders. By contrast, changes in the number of shares receivable upon exercise will not be treated as a taxable dividend if the changes simply prevent the dilution of interests of the holder of the warrants through application of a bona fide, reasonable adjustment formula. Any constructive taxable dividend resulting from a change to, or a failure to change, the number of shares receivable upon exercise would be treated like dividends paid in cash or other property. The constructive stock dividend would result in ordinary income to the recipient to the extent of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles).

Liquidated Damages on Warrants

      If we fail to register the warrants and warrant shares with the SEC on a shelf registration to permit you to resell your warrants and warrant shares, we will be required to pay you liquidated damages, as described above under “Description of Warrants Registered Hereby — Registration Rights; Liquidated Damages.” The tax treatment of such liquidated damages is unclear. While it may be treated as a tax-free purchase price adjustment, we intend to take the position that such liquidated damages, if paid, are taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with the holder’s method of accounting for U.S. federal income tax purposes.

Dividends on Common Stock

      Generally, distributions are treated as a dividend and taxed as ordinary income to the extent of our current or accumulated earnings and profits. Thereafter, distributions are treated as a tax-free return of capital to the extent of your adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of such stock.

      A dividend distribution to a corporate holder may qualify for the 70% dividends received deduction if the holder owns less than 20% of the voting power and value of our stock, not counting non-voting, non-convertible, non-participating preferred stock. A corporate holder that owns 20% or more of the voting power and value of our stock, other than non-voting, non-convertible, non-participating preferred stock, generally will qualify for an 80% dividends received deduction.

Sale or Other Taxable Disposition of Warrants or Common Stock

      Upon the sale or other taxable disposition of warrants or common stock, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the warrants or common stock. Gain or loss recognized on the sale or other taxable disposition of warrants or common stock generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, or other taxable disposition, the warrants or common stock have been held for more than one year. A U.S. Holder’s basis in a warrant is equal to the portion of the issue price of the unit properly allocable to the warrant as discussed above under “Allocation of Purchase Price Between Notes and Warrants.” A U.S. Holder’s basis and holding period in common stock received upon exercise of a warrant are determined as discussed above under “Exercise of Warrants.” Long-term capital gains for non-corporate taxpayers are subject to reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

      Information reporting requirements will apply in connection with payments on the warrants and common stock, and the proceeds from a sale or other disposition of the warrants and common stock. A U.S. Holder may be subject to U.S. backup withholding tax at the rates specified in the Code on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.

LEGAL MATTERS

      The validity of the securities offered by this prospectus or any supplement will be passed upon for us by Hogan & Hartson L.L.P.

EXPERTS

      The consolidated financial statements and schedules incorporated in this prospectus by reference to the Annual Report on Form 10-K/ A of Orbital Sciences Corporation as of December 31, 2001 and 2000 for each of the three years in the period ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K/A for the year ended December 31, 2001 include the financial statements of our former subsidiary, ORBCOMM Global, L.P., as of December 31, 2000 and 1999 and for the years then ended, and the registrant’s subsidiary, Orbital Communications Corporation, as of December 31, 1999 and for the year then ended. Such financial statements were audited by Arthur Andersen LLP, as indicated in their report with respect thereto. Arthur Andersen LLP has not consented to the incorporation by reference of their reports in this prospectus and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of their reports in this prospectus, it is unlikely that you would be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omission to state a material fact required to be stated therein.

INDEPENDENT ACCOUNTANTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K/ A of Orbital Sciences Corporation include the financial statements of Orbital Imaging Corporation as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001. The financial statements of Orbital Imaging Corporation were audited by PricewaterhouseCoopers LLP, as indicated in their report with respect thereto (which contains an explanatory paragraph relating to Orbital Imaging Corporation’s ability to continue as a going concern as described in Note 1 to the financial statements). PricewaterhouseCoopers LLP has not consented to the incorporation by reference of its report in this prospectus. (See the footnote in the Exhibit Index related to Exhibit 23.1.2) Absent a consent with respect to Orbital Imaging Corporation, it is unlikely that you would be able to recover against PricewaterhouseCoopers LLP under Section 11 of the Securities Act of 1933 for any untrue statement of material fact contained in financial statements of Orbital Imaging Corporation audited by PricewaterhouseCoopers LLP or any omission to state a material fact required to be stated therein.

INCORPORATION OF DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the filings listed below, which we have previously filed with the SEC, and any future filings made with the SEC prior to the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. All of these filings, which contain important information about us, are considered a part of this prospectus.

      The file number for each of the listed documents is 1-14279.

      (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended by our Form 10-K/ A filed on November 20, 2002.

      (2) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, as amended by our Form 10-Q/ A filed on July 11, 2002.

      (3) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

      (4) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

      (5) Our Current Report on Form 8-K, filed on July 11, 2002.

      (6) Our Current Report on Form 8-K, filed on August 27, 2002.

      (7) Description of our common stock included in our Registration Statement on Form 8-A, filed under Section 12 of the Securities Exchange Act of 1934, and all amendments or reports filed for the purpose of updating that description.

      (8) Description of our rights to purchase Series B Junior Participating Preferred Stock included in our Registration Statement on Form 8-A, filed under Section 12 of the Securities Exchange Act of 1934, and all amendments or reports filed for the purpose of updating that description.

      You may obtain copies of documents incorporated by reference in this document, without charge, by writing us at the following address or calling us at the telephone number listed below:

Orbital Sciences Corporation

21839 Atlantic Boulevard
Dulles, Virginia 20166
(703) 406-5000
Attention: Legal Department

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following location:

Public Reference Room

450 Fifth Street, N.W.
Room 1024
Washington, DC 20549

      You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330.

      The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov.

      Our common stock is quoted on the New York Stock Exchange under the symbol “ORB.” Reports, proxy statements and other information concerning Orbital may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, NY 10005.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following table sets forth the estimated fees and expenses payable by Orbital in connection with the issuance and distribution of the securities being registered:

Registration Fee	$5,932

Printing and Duplicating Expenses	50,000

Legal Fees and Expenses	50,000

Accounting Fees and Expenses	45,000

Blue Sky Fees and Expenses	5,000

Transfer Agent Fees and Expenses	5,000

Miscellaneous	5,000

Total	$165,932

      We will bear all of the expenses shown above.

Item 15.     Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law sets forth provisions that define the extent to which a corporation organized under the laws of Delaware may indemnify directors, officers, employees or agents. Section 145 provides as follows:

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

      Paragraph Ten of Orbital’s Restated Certificate of Incorporation provides that Orbital shall, to the maximum extent permitted by Delaware law, indemnify and, upon request, advance expenses to any person:

“...who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amount paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim, provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Paragraph 10 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.”

      Section 102(b)(7) of the Delaware General Corporation Law permits corporations to eliminate or limit the personal liability of their directors by adding to the Certificate of Incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (a) any breach of any director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of dividends or repurchases or redemptions of stock other than from lawfully available funds, or (d) any transaction from which the director derived an improper personal benefit.

      Paragraph Nine of Orbital’s Restated Certificate of Incorporation provides that no director of Orbital shall be liable to Orbital or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined.

      In addition, Orbital has entered into substantially identical indemnification agreements with each of its Directors and Executive Officers and certain other officers. Orbital has agreed, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, to indemnify each indemnitee against all loss and expense incurred by the indemnitee because he was, is or is threatened to be made a party to any completed, pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of Orbital or any of its affiliates, or because Orbital has a right to judgment in its favor because of his position with Orbital or any of its affiliates. The indemnitee will be indemnified so long as he acted in good faith and in a manner reasonably believed by him to be in or not opposed to Orbital’s best interests. The agreement further provides that the indemnification thereunder is not exclusive of any other rights the indemnitee may have under Orbital’s

Restated Certificate of Incorporation, Bylaws or any agreement or vote of stockholders, nor may the Restated Certificate of Incorporation or Bylaws be amended to affect adversely the rights of any indemnitee.

Item 16.	Exhibits

Exhibit
No.	Description

4.1	Warrant Agreement, dated as of August 22, 2002, by and between Orbital Sciences Corporation and U.S. Bank, N.A., as warrant agent (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 27, 2002).
4.2	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 27, 2002).
5.1	Opinion of Hogan & Hartson L.L.P. as to the legality of the securities being registered.
8.1	Opinion of Hogan & Hartson L.L.P. as to certain tax matters.
23.1.1	Consent of PricewaterhouseCoopers LLP regarding the financial statements of Orbital Sciences Corporation.
23.1.2*	Consent of PricewaterhouseCoopers LLP regarding the financial statements of Orbital Imaging Corporation (omitted).
23.1.3* *	Consent of Arthur Andersen LLP regarding the financial statements of Orbital Communications Corporation and ORBCOMM Global, L.P. (omitted).
23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page hereto).
99.1	Warrant Registration Rights Agreement, dated as of August 22, 2002, by and between Orbital Sciences Corporation and Jefferies/ Quarterdeck, LLC and Jefferies & Company, Inc. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 27, 2002).

*	PricewaterhouseCoopers LLP is unable to consent to the incorporation by reference into this registration statement of its report on the financial statements of Orbital Imaging Corporation as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, as PricewaterhouseCoopers LLP was unable to perform its customary updating procedures. Orbital Imaging Corporation and Orbital Sciences are currently in dispute over certain matters as discussed in the notes to the Orbital Sciences financial statements included in the Form 10-K/ A filed by Orbital Sciences on November 20, 2002, which are incorporated by reference herein. Such consent will either be filed by pre-effective amendment to this registration statement or the Commission, acting pursuant to Rule 437 promulgated under the Securities Act of 1933 upon application by the registrant, will dispense with the requirement to file such consent.

**	The consent of Arthur Andersen LLP, the former independent public accountants for the registrant’s former subsidiary, ORBCOMM Global, L.P. as of December 31, 2000 and 1999 and for the years then ended, and the registrant’s subsidiary, Orbital Communications Corporation, as of December 31, 1999 and for the year then ended, could not be obtained after reasonable efforts and, accordingly, is being omitted pursuant to Rule 437a promulgated under the Securities Act of 1933, as amended. The absence of a consent from Arthur Andersen may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to assert claims against Arthur Andersen under Section 11 of the Securities Act. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from Arthur Andersen’s provision of auditing and other services to us) may be limited as a practical matter due to the recent events surrounding that firm.

Item 17.	Undertakings

      (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dulles, Commonwealth of Virginia on November 20, 2002.

ORBITAL SCIENCES CORPORATION

By:	/s/ DAVID W. THOMPSON

David W. Thompson
Chairman of the Board and Chief
Executive Officer

      We, the undersigned directors and officers of Orbital Sciences Corporation, do hereby constitute and appoint David W. Thompson and Garrett E. Pierce and each and any of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and our behalf in our capacities as trustees and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto; and we hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 20th day of November, 2002.

Signature	Title

/s/ DAVID W. THOMPSON David W. Thompson	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)
/s/ JAMES R. THOMPSON James R. Thompson	Vice Chairman, President, Chief Operating Officer and Director
/s/ GARRETT E. PIERCE Garrett E. Pierce	Vice Chairman, Chief Financial Officer and Director (Principal Financial Officer)
/s/ HOLLIS M. THOMPSON Hollis M. Thompson	Vice President and Controller (Principal Accounting Officer)
/s/ DANIEL J. FINK Daniel J. Fink	Director
/s/ LENNARD A. FISK Lennard A. Fisk	Director
/s/ ROBERT M. HANISEE Robert M. Hanisee	Director

Signature	Title

/s/ ROBERT J. HERMANN Robert J. Hermann	Director
/s/ JACK L. KERREBROCK Jack L. Kerrebrock	Director
/s/ JANICE I. OBUCHOWSKI Janice I. Obuchowski	Director
/s/ FRANK L. SALIZZONI Frank L. Salizzoni	Director
/s/ HARRISON H. SCHMITT Harrison H. Schmitt	Director
/s/ SCOTT L. WEBSTER Scott L. Webster	Director

EXHIBIT INDEX

Exhibit No.		Description

4.1		Warrant Agreement, dated as of August 22, 2002, by and between Orbital Sciences Corporation and U.S. Bank, N.A., as warrant agent (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 27, 2002).
4.2		Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 27, 2002).
5.1		Opinion of Hogan & Hartson L.L.P. as to the legality of the securities being registered.
8.1		Opinion of Hogan & Hartson L.L.P. as to certain tax matters.
23.1.1		Consent of PricewaterhouseCoopers LLP regarding the financial statements of Orbital Sciences Corporation.
23.1.2*		Consent of PricewaterhouseCoopers LLP regarding the financial statements of Orbital Imaging Corporation (omitted).
23.1.3*	*	Consent of Arthur Andersen LLP regarding the financial statements of Orbital Communications Corporation and ORBCOMM Global, L.P. (omitted).
23.2		Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1).
24.1		Power of Attorney (included on signature page hereto).
99.1		Warrant Registration Rights Agreement, dated as of August 22, 2002, by and between Orbital Sciences Corporation and Jefferies/ Quarterdeck, LLC and Jefferies & Company, Inc. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 27, 2002).

*	PricewaterhouseCoopers LLP is unable to consent to the incorporation by reference into this registration statement of its report on the financial statements of Orbital Imaging Corporation as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, as PricewaterhouseCoopers LLP was unable to perform its customary updating procedures. Orbital Imaging Corporation and Orbital Sciences are currently in dispute over certain matters as discussed in the notes to the Orbital Sciences financial statements included in the Form 10-K/ A filed by Orbital Sciences on November 20, 2002, which are incorporated by reference herein. Such consent will either be filed by pre-effective amendment to this registration statement or the Commission, acting pursuant to Rule 437 promulgated under the Securities Act of 1933 upon application by the registrant, will dispense with the requirement to file such consent.

**	The consent of Arthur Andersen LLP, the former independent public accountants for the registrant’s former subsidiary, ORBCOMM Global, L.P. as of December 31, 2000 and 1999 and for the years then ended, and the registrant’s subsidiary, Orbital Communications Corporation, as of December 31, 1999 and for the year then ended, could not be obtained after reasonable efforts and, accordingly, is being omitted pursuant to Rule 437a promulgated under the Securities Act of 1933, as amended. The absence of a consent from Arthur Andersen may limit recovery by investors on certain claims. In particular, and without limitation, investors will not be able to assert claims against Arthur Andersen under Section 11 of the Securities Act. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from Arthur Andersen’s provision of auditing and other services to us) may be limited as a practical matter due to the recent events surrounding that firm.